Exhibit 10.25

AMENDMENT #1

CONTRACT #0000000000000000000056593

This is an Amendment to the Contract (the “Contract”) entered into by and between the Indiana Family and Social Services Administration, Division of Mental Health and Addiction (the “State”) and SYRA HEALTH CORP (the “Contractor”) approved by the last State signatory on October 6, 2021.

In consideration of the mutual undertakings and covenants hereinafter set forth, the parties agree as follows:

1.	This Contract State Epidemiological Outcomes Workgroup (SEOW) is hereby amended to extend the term, increase funds, and update the scope of work.

2.	The Contract is hereby extended for an additional period of two (2) years. It shall terminate on June 30, 2025.

3.	The consideration during this extension period is $636,000.00. Total remuneration under the Contract is not to exceed $1,246,000.00. The rate details for this Amendment are set forth on Exhibit 3 which is attached hereto and incorporated herein. Exhibit 3 supplements all previous exhibits and is not meant to replace them.

4.	The scope of work is amended to include additional funding, update project details, and update deliverables. The scope of work is outlined in Exhibit 3 which is attached hereto and incorporated herein. Exhibit 3 supplements all previous exhibits and is not meant to replace them.

5.	The Contract is also amended by adding the following:

A.	Minority and Women’s Business Enterprises Compliance.

As required by 25 IAC 5-6-2(b), the following Division certified MBE or WBE subcontractor(s) will be participating in this Contract during the extension period. This participation represents the same percentage as the original MBE and/or WBE commitment.

MBE/WBE	PHONE	COMPANY NAME	SCOPE OF PRODUCTS and/or SERVICES	UTILIZATION DATE	PERCENT
Minority	317-567-3905	IT Transformers	Provide reliable technology-enables solutions quickly, cost-effectively, and successfully.	07/01/2023 – 06/30/2025.	8.69
Woman	317-313-7948	Certified Fraud & Forensic Investigations	Protect the financial interests of their customers.	07/01/2023 – 06/30/2025	10.66

A copy of each subcontractor agreement must be submitted to the Division within thirty (30) days of the effective date of this Amendment. The subcontractor agreements may be uploaded into Pay Audit (Indiana’s subcontractor payment auditing system), emailed to MWBECompliance@idoa.IN.gov, or mailed to MWBE Compliance, 402 W. Washington Street, Indianapolis IN 46204. Failure to provide a copy of any subcontractor agreement may be deemed a violation of the rules governing MBE/WBE procurement and may result in sanctions allowable under 25 IAC 5-7-8. Requests for changes must be submitted to MWBECompliance@idoa.IN.gov for review and approval before changing the participation plan submitted in connection with this Amendment.

The Contractor shall report payments made to Division certified subcontractors under this Contract on a monthly basis using Pay Audit. The Contractor shall notify subcontractors that they must confirm payments received from Contractor in Pay Audit. The Pay Audit system can be accessed on the IDOA webpage at: www.in.gov/idoa/mwbe/payaudit.htm. Contractor may also be required to report Division certified subcontractor payments directly to the Division, as reasonably requested and in the format required by the Division.

Contractor’s failure to comply with the provisions in this clause may be considered a material breach of the Contract.

B.	Indiana Veteran Owned Small Business Enterprises Compliance.

As required by 25 IAC 9-4-1(b), the following certified IVOSB subcontractors will be participating in this Contract during the extension period. This participation represents the same percentage as the original IVOSB commitment.

IVB	PHONE	COMPANY NAME	SCOPE OF PRODUCTS and/or SERVICES	UTILIZATION DATE	PERCENT
Veteran	317-927-7004	Bingle Research Group, Inc.	Building brands through research.	07/01/2023 – 06/30/2025	6.82

A copy of each subcontractor agreement must be submitted to IDOA’s IVOSB Division within thirty (30) days of the effective date of this Amendment. The subcontractor agreements may be uploaded into Pay Audit (Indiana’s subcontractor payment auditing system), emailed to IndianaVeteransPreference@idoa.IN.gov, or mailed to IDOA, 402 W. Washington Street, Room W-478, Indianapolis, IN 46204. Failure to provide a copy of any subcontractor agreement may be deemed a violation of the rules governing IVOSB procurement and may result in sanctions allowable under 25 IAC 9-5-2. Requests for changes must be submitted to IndianaVeteransPreference@idoa.IN.gov for review and approval before changing the participation plan submitted in connection with this Amendment.

The Contractor shall report payments made to certified IVOSB subcontractors under this Contract on a monthly basis using Pay Audit. The Contractor shall notify subcontractors that they must confirm payments received from Contractor in Pay Audit. The Pay Audit system can be accessed on the IDOA webpage at: www.in.gov/idoa/mwbe/payaudit.htm. The Contractor may also be required to report IVOSB certified subcontractor payments directly to the IVOSB Division, as reasonably requested and in the format required by the IVOSB Division.

The Contractor’s failure to comply with the provisions in this clause may be considered a material breach of the Contract.

All matters set forth in the original Contract and not affected by this Amendment shall remain in full force and effect.

Non-Collusion and Acceptance

The undersigned attests, subject to the penalties for perjury, that the undersigned is the Contractor, or that the undersigned is the properly authorized representative, agent, member or officer of the Contractor. Further, to the undersigned’s knowledge, neither the undersigned nor any other member, employee, representative, agent or officer of the Contractor, directly or indirectly, has entered into or been offered any sum of money or other consideration for the execution of this Contract other than that which appears upon the face hereof. Furthermore, if the undersigned has knowledge that a state officer, employee, or special state appointee, as those terms are defined in IC § 4-2-6-1, has a financial interest in the Contract, the Contractor attests to compliance with the disclosure requirements in IC § 4-2-6-10.5.

Agreement to Use Electronic Signatures

I agree, and it is my intent, to sign this Contract by accessing State of Indiana Supplier Portal using the secure password assigned to me and by electronically submitting this Contract to the State of Indiana. I understand that my signing and submitting this Contract in this fashion is the legal equivalent of having placed my handwritten signature on the submitted Contract and this affirmation. I understand and agree that by electronically signing and submitting this Contract in this fashion I am affirming to the truth of the information contained therein. I understand that this Contract will not become binding on the State until it has been approved by the Department of Administration, the State Budget Agency, and the Office of the Attorney General, which approvals will be posted on the Active Contracts Database: https://secure.in.gov/apps/idoa/contractsearch/

In Witness Whereof, the Contractor and the State have, through their duly authorized representatives, entered into this Contract. The parties, having read and understood the foregoing terms of this Contract, do by their respective signatures dated below agree to the terms thereof.

SYRA HEALTH CORP		Indiana Family and Social Services Administration, Division of Mental Health and Addiction

By:	/s/ Deepika Vuppalanchi	By:	/s/ Jay Chaudhary
Title:	Chief Executive Offier	Title:	Director
Date:	4/25/2023 | 07:18 PDF	Date:	4/25/2023 | 07:19 PDT

Electronically Approved by: Indiana Office of Technology By: _________________________ (for) Tracy Barnes, Chief Information Officer	Electronically Approved by: Department of Administration By:_________________________ (for) Rebecca Holwerda, Commissioner

Electronically Approved by: State Budget Agency By: _________________________ (for) Zachary Q. Jackson, Director	Electronically Approved as to Form and Legality: Office of the Attorney General By: _________________________ (for) Theodore E. Rokita, Attorney General

Exhibit 3

Supplemental Scope of Work

Contractor: Syra Health Corp

Syra Health Corp, (Contractor) shall coordinate the work of the State Epidemiological Outcomes Workgroup (SEOW) and support data-driven decision-making regarding prevention efforts across State agencies and bodies, including but not limited to, the Division of Mental Health and Addiction (DMHA). The SEOW is a critical component to enable States to allocate limited prevention funds; report on NOMs; and to address the Substance Abuse and Mental Health Services Administration’s Strategic Prevention Framework that was implemented by Center for Substance Abuse Prevention.

This amendment extends the contract term for twenty-four (24) months and does not replace the existing contract or scope of work. This Scope of Work outlines the project activities to be completed during the extension period of State Fiscal Year 2024 (July 1, 2023 – June 30, 2024) and State Fiscal Year 2025 (July 1, 2024 – June 30, 2025).

This project is supported entirely through federal funds. This project is funded through the Substance Abuse Prevention and Treatment Block Grant funds, in the amount of $636,000.00 (SFY24 Total: $318,000.00 and SFY25 Total: $318,000.00)

Duties, Requirements and Deliverable Descriptions

SEOW Monthly Progress Reports

The Contractor shall submit a monthly progress report detailing the work and activities completed on behalf of the SEOW. This may include but is not limited to: planning for meetings and consultations; data review, mining or analysis; development of content for reports; regional prevention system evaluation planning, planning for symposium.

The Contractor shall submit the Progress Report no later than 15 days following the last day of the month.

SEOW meetings

The Contractor shall hold at least five meetings annually, facilitate discussion, and work with members appointed by the State in interpreting data and reports.

The Contractor shall provide biennial recommendations for suggested improvements for the functioning of the SEOW group and for the enhancement of reported data. The Contractor is expected to provide consultation with DMHA on data interpretation and data application. The Contractor shall assist in the preparation of summary documents regarding decisions and recommendations made to the Division of Mental Health and Addiction.

The Contractor shall submit the meeting agenda, attendance roster, and summary of meeting notes and recommendations no later than 30 days after the meeting date.

Data Portal / Tableau support

The Contractor shall support the DMHA in providing a user-friendly data portal. The Contractor shall provide updated data on an annual basis. The data portal will be hosted by DMHA.

The Contractor shall submit the updated data by June 30 of each state fiscal year.

State level consultations

The Contractor shall provide two consultations annually as requested by DMHA to aide in strategic planning efforts. State may request up to 2 more consultations free of charge if necessary.

The Contractor shall submit a summary of each state level consultation no later than 30 days after the completion of the consultation.

Local level consultations

The Contractor shall provide consultation, planning, technical assistance, and/or presentation to Local Epidemiological Outcomes Workgroups (LEOW’s), members of the DMHA Regional System for the Prevention of Substance Misuse, and/or other prevention providers at the county or regional level as requested by DMHA. It is expected that the Contractor will provide at least two but no more than four local level consultations annually as designated by the Division of Mental Health and Addiction.

The Contractor shall submit a summary of local level consultations by June 30 of each state fiscal year.

Prevention priorities

The Contractor shall provide guidance to DMHA on the identification of priority areas to be included in the Prevention Strategic Plan. The Contractor shall review progress on prevention priorities and findings will be reported in a brief annually.

The Contractor shall submit the brief no later than June 30 of each fiscal year.

Annual epidemiological report draft

The Contractor shall produce drafts of each chapter of the annual epidemiological report and share with the SEOW members for review and feedback.

The Contractor shall submit drafts by May 1 of each fiscal year.

Annual epidemiological report

The Contractor shall produce the final version of the annual epidemiological report for publication and dissemination, including requested hard and electronic versions for dissemination by DMHA and other SEOW agencies (approximately 50 hard/paper copies shall be provided).

The Contractor shall submit the final report by June 30 of each fiscal year.

Dissemination list for annual epidemiological report

The Contractor shall provide a list of dissemination methods and recipient agencies for the final annual epidemiological report.

The Contractor shall submit the dissemination list by June 30 of each fiscal year.

Drug fact sheets

The Contractor shall produce a summary brief of the annual epidemiological report, including requested hard and electronic versions for dissemination by DMHA and other SEOW agencies (approximately 50 hard/paper copies shall be provided).

The Contractor shall produce the summary brief by June 30 of each state fiscal year.

Special topics briefs

The Contractor shall produce four (4) briefs on special topics that target specific subject matters, populations, or geographic areas within Indiana. Topics will be selected in consultation with other SEOW members.

The Contractor shall produce the briefs, including requested hard and electronic versions for dissemination by DMHA and other SEOW agencies (approximately 50 hard/paper copies shall be provided), by June 30 of each state fiscal year.

Presentation to Mental Health and Addiction Policy Advisory Council

The Contractor shall provide a presentation of the SEOW findings and facilitate discussion around their use to the Mental Health and Addiction Policy Advisory Council (MHAPAC) annually.

The Contractor shall submit any presentation materials (i.e., slide deck, handouts) no later than 30 days after the presentation.

SEOW symposium

The Contractor shall convene an annual symposium for members of the SEOW, MHAPAC, and the public that will share data, discuss its applications, and highlight the work of the SEOW.

The Contractor will be responsible for all logistical considerations of the symposium, including but not limited to: agenda, content, speakers, registration, surveys, and event venue.

The Contractor shall submit a summary of the symposium, including the agenda, number of attendees, and results of any surveys or recommendations. This shall be submitted no later than 45 days after the symposium.

Regional Prevention System Evaluation Plan

The contractor shall work with a sub-contractor to evaluate the DMHA Regional System for the Prevention of Substance Misuse. The contractor and sub-contractor shall consult with DMHA to identify key outcomes and evaluation measures and develop an evaluation plan. The contractor shall submit the draft of the plan to DMHA for review prior to finalization.

The Contractor shall review and revise the evaluation plan as needed and in consultation with DMHA.

The contractor shall submit the evaluation plan no later than August 31, 2023.

Regional Prevention System Evaluation Progress Summary

The contractor shall submit quarterly progress summaries, detailing the evaluation efforts and activities for that period.

The contractor shall submit the quarterly progress summaries no later than 15 days following the last day of each quarter.

Regional Prevention System Evaluation Report

The contractor shall prepare a final evaluation report summarizing the evaluation process, findings, and recommendations. The contractor shall review the evaluation report with DMHA.

The contractor shall submit the evaluation report no later than June 30, 2025.

Other requirements

The Contractor shall assure that the SEOW maintains a surveillance program consistent with the federal guidelines regarding the National Outcome Measures (NOMs) initiative. Substance abuse and mental health NOMs are drawn from many types of data: substance use and mental illness incidence and prevalence, related consequence data, and program process and output data. For more information on the NOMs please refer to SAMHSA Performance Measurement Tools: http://www.samhsa.gov/grants/tools.aspx

The Contractor shall employ professional staff with statistical and epidemiological expertise and develop a comprehensive and systematic strategy for monitoring substance use and abuse across the state.

The Contractor shall assure that all data is stored on secure computers and servers in accordance with HIPAA and other state and federal regulations governing the protection of human subjects in research.

Deliverables Table

Deliverables (See Deliverable Description above)	Unit	Number of Units	Payment
SEOW Monthly Progress Report	Report	24	Monthly: $21,000 Total: $504,000

SEOW meetings	Meeting Summary	10	Per meeting: $1,000 Total: $10,000

Data portal/tableau support	Data Submission	2	Per year: $5,000 Total: $10,000

State level consultations	Summary Report (2 per fiscal year)	4	Per Report: $2,000 Total: $8,000

Local level consultations	Summary Report	2	Per Year: $4,000 Total: $8,000

Prevention Priorities	Report Brief	2	Per Year: $6,000 Total: $12,000

Annual epidemiological report draft	Draft Report	2	Per Year: $5,000 Total: $10,000

Annual epidemiological report	Report	2	Per Year: $5,000 Total: $10,000

Dissemination list for annual epidemiological report	List	2	Per Year: $1,000 Total: $2,000

Drug fact sheets	Report Brief	2	Per year: $1,000 Total: $2,000

Special topics briefs	Report Brief (4 per fiscal year)	8	Per brief: $2000 Total: $16,000

Presentation to Mental Health and Addiction Policy Advisory Council	Summary Report	2	Per Year: $1,000 Total: $2,000

SEOW Symposium	Summary Report	2	Per Year: $15,000 Total: $30,000

Regional Prevention System Evaluation Plan	Plan	1	Total: $2,000

Regional Prevention System Evaluation Progress Report	Quarterly Report	8	Quarterly: $1,000 Total: $8,000

Regional Prevention System Evaluation Report	Report	1	Total: $2,000

Total SFY24: $318,000.00

Total SFY25: $318,000.00

Total Amount: $636,000.00

Funding Summary

Funding Source	FAIN	CFDA	Amount
SAPT Block Grant	B08TI083447	93.959	$636,000

-9-